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CONSULTING AGREEMENT

PUBLIC RELATIONS CONSULTING AGREEMENT

THIS AGREEMENT made and entered into this 28th day of August, 1998 by and between The Rawlinson Russell Group, a British Columbia general partnership, having offices at 201-1416 West 8th Avenue, Vancouver, British Columbia, Canada V6H 1E1 (hereinafter referred to as RR ) and Value Holdings, Inc. having offices at 2307 Douglas Road, Suite 400, Miama, Florida 33145 (hereinafter referred to as
 VH ).

WITNESSETH:

     WHEREAS, RR is a business specializing in providing public relations consultant services for publicly traded companies; and

     WHEREAS, VH is a public company that is, at this time, trading its common stock on the NASDAQ OTC: pink sheets; and

     WHEREAS, RR desires to enter into an agreement as an independent contractors whereby RR will provide marketing and public relations services for VH without, however, being an employee; and

     WHEREAS, the parties hereto desire to enter into an agreement which will define their rights and responsibilities toward each other.

     NOW THEREFRORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. RR shall at all times act as an independent contractor in the transaction of its business and shall conduct its activities in accordance with the rules and regulations of the Securities and Exchange Commission, and the long-standing recognized practices of the industry. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between VH and RR respectively.

2. This Agreement shall commence on the date hereof and will terminate on the earliest of the following:

a. Twelve (12) months from the date of this Agreement;

b. Upon termination for cause by VH upon ten (10) days written notice. Cause shall be determined solely by the following: a) dishonesty related to independent contractor status with VH; b) Violation of any rule or regulation of any regulatory agency; or c) Any other neglect, act or omission detrimental to the conduct of VH.


3. RR will act as public relations consultant to VH and as such shall perform the following services:

a. Consult with, advise and assist VH in hosting brokerage meetings in Canada and in Europe; and

b. Assist in arranging meeting with potential joint-venture partners; and

c. Assist in securing a listing on the London Stock Exchange, or alternatively, a stock exchange located in Europe acceptable to VH.

d. Assisting in arranging meetings with market makers and causing the common shares of VH to be listed on the NASDAQ OTC Bulletin
Board and to be posted by a market maker(s) with a bid and offer price.


4. RR shall be responsible for the payment of all expenses and taxes or other liabilities, which RR incurs due to the receipt of any compensation as a result of this Agreement.

5. RR shall be free to exercise its own judgment as to the time, place and manner of its actual marketing and public relations activities related to this Agreement. VH acknowledges that RR is engaged in other business activities and that it will continue such activities during the term of this Agreement. RR shall not be restricted from engaging in other business activities during the term of this Agreement.

6. Neither during the term of this Agreement no thereafter shall RR use any information acquired by them in a manner adverse tot he interest of VH or do any act to damage the goodwill of VH. RR agrees and represents to VH that it will release only such material and information as supplied to it, or as approved in writing, by VH for the purposes of the contemplated performance of its duties. RR agrees to indemnify against and save VH harmless form any claims, demands, suits, losses, damages arising out of VH s reliance on RR to release only facts, material information and data as supplied by VH.

7. VH agrees to indemnify and against and save RR harmless form any claims, demands, suits, losses, damages arising out of RR s reliance on the facts, material information and data supplied to RR by VH and its reliance that such information can be safely released by RR in performance of its duties herein stated.
8. RR understand and agrees that in performance of its duties hereunder, RR will have certain confidential and proprietary information ( information ) concerning VH, some of which are confidential, proprietary and may be trade secrets of VH. RR agrees to hold all of such information within its won organization and shall not, without prior written consent of an authorized officer of VH, utilize, communicate, or otherwise disclose said information, or any part thereof, to any third party in any manner.

9. VH will pay a fee of stock to RR for the services provided RR under this Agreement. VH will pay to RR 2,500,00 shares
(hereinafter referred to as the Shares ) of VH s free-trading common stock at the signing of this agreement. The Shares are to be issued to Gallipoli Holdings Ltd.

10. The Shares are to be delivered into an Escrow Account with St. George s Trust Company Limited (hereinafter referred to as Escrow Agent ), located at 73 Front Street, Hamilton, Bermuda, HM12 attention Alison Guilfoyle. The Escrow Agent will provide an Escrow Agreement that will reflect that the Escrow Agent will release the Shares to RR as instructed by RR when the common shares
of VH are posted by market maker(s) with a  bid   offer  price.

11. In the event that any claim, lawsuit or controversy arises or is brought against VH or RR as a result of any action or inaction of VH or RR, the expenses incurred, including reasonable attorney s fees shall be borne by the losing party.

12. This Agreement shall supercede all former agreements which may have existed between the parties hereto, whether oral or written. Neither party may assign this contract nor any payment nor benefits to which the parties may become entitled without prior written consent.

13. This Agreement shall be deemed to be a California contract and governed by the laws thereof. Any provision of the Agreement prohibited by the laws of the state shall, as to such state, be ineffectual only to the extent of such prohibition and shall not invalidate the remaining provisions of this Agreement.

14. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS HEREOF, the parties hereto have executed this document as of the date year written below.

BY:  /s/  Alison Cohen                            Date: October 8,
1998
     Value Holdings, Inc.

BY:  /s/ Barry Russell                             Date: October 8,
1998
      The Rawlinson Russell Group



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DIRECTION



TO:       Value Holdings, Inc.


From:     The Rawlinson Russell Group

Date:     October 8, 1998



Let this be your good and sufficient authority to issue shares of
Value Holdings Inc. to the following in satisfaction of the sum
owing to The Rawlinson Russell Group    ;

Gallipoli Holdings Ltd.                 2,500,000






Dated this 8th day of October, 1998




                         The Rawlinson Russell Group



                         By /s/ Barry Russell




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